Exhibit 99.1

TransDigm Mourns the Death of Albert J. Rodriguez, Executive Vice President of Business Development and Mergers & Acquisitions

Cleveland, Ohio, May 30, 2012 — Albert J. Rodriguez, Executive Vice President of Business Development and Mergers & Acquisitions of TransDigm Group Incorporated (NYSE: TDG), passed away unexpectedly on Friday, May 25, at the age of 51 in Waco, Texas.

Al Rodriguez had been with TransDigm since its founding in 1993 and was directly involved in most of the Company’s acquisitions and integration activities over that period. Prior to being promoted to the newly created position of Executive Vice President of Business Development and Mergers & Acquisitions in 2006, his roles at TransDigm included President of the MarathonNorco Aerospace business unit in Waco and Director of Sales & Engineering at the Company’s AeroControlex Group near Cleveland. Prior to joining TransDigm, he had a range of aerospace sales, marketing, and technical responsibilities at IMO Industries, Kaiser Aerospace and Esterline. He earned a Bachelor of Science in Chemical Engineering from Stevens Institute of Technology in Hoboken, New Jersey, in 1982.

“We deeply mourn the passing of Al Rodriguez and extend our sincere condolences to his family,” said W. Nicholas Howley, TransDigm Chairman and Chief Executive Officer. “Al was an integral part of TransDigm’s management team from its founding, and he contributed significantly to the Company’s success. As Executive Vice President of Business Development and Mergers & Acquisitions, Al oversaw the successful acquisition and integration of approximately 25 companies between 2006 and 2012. That was a remarkable accomplishment. Al has been a good friend and business partner. He will truly be missed.”

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and lighting and control technology.

Contact:	Liza Sabol
Investor Relations
(216) 706-2945
ir@transdigm.com